                                                                   Exhibit 10.24

                        SETTLEMENT AGREEMENT AND RELEASE

         The "parties" to this Settlement Agreement and Release ("Settlement Agreement"), which was made and entered into as of April 29, 2002, are Image Sensing Systems, Incorporated ("ISS") and Jeffrey Martin ("Martin").

         WHEREAS, on or about December 21, 1999, ISS and Jeffrey Martin executed an Executive Employment Agreement ("Executive Agreement"), a copy of which attached hereto as Exhibit A. Pursuant to that Executive Agreement, Martin was employed as Chief Financial Officer of ISS.

         WHEREAS, the Executive Agreement provides in part that: "[T]he parties may terminate this Agreement at any time and upon any other terms or conditions by mutual written agreement."

         WHEREAS, the Executive Agreement provides further in part that:
"Notwithstanding [the foregoing], [ISS] may terminate this [Executive] Agreement at any time without notice for Good Cause."

         WHEREAS, the Executive Agreement provides further that "Termination of [the Executive Agreement] by either party or by mutual agreement of the parties under Article 4.0 below shall also terminate [Martin's] employment by [ISS]."

         WHEREAS, the parties to this Settlement Agreement mutually desire to terminate the Executive Agreement as provided herein, under the terms and conditions provided herein. This Settlement Agreement shall supercede the Executive Agreement under the terms and conditions provided herein. Moreover, ISS and Martin recognize the inconvenience and expense of litigation, and wish to avoid such inconvenience and expense. As a result, the parties hereto desire to terminate, compromise and settle claims each might have, pursuant to the following terms and conditions.

         NOW, THEREFORE, in consideration of the promises contained herein, the parties agree as follows:

                              SETTLEMENT AGREEMENT

         1. Termination of Executive Agreement. All parties to this Settlement Agreement mutually agree that this Settlement Agreement supersedes and replaces the Executive Agreement. Moreover, pursuant to this Settlement Agreement, all parties mutually agree to the termination of the Executive Agreement effective as of the close of business on April 30, 2002, and without notice, with the sole exception that Martin's obligations pursuant to Articles 6.0 through 6.5 and Articles 7.0 through 7.4 of the Executive Agreement shall survive the termination of the Executive Agreement in their entirety, and are hereby incorporated into this Settlement Agreement and made a part hereof as if fully set forth herein. In addition, any definitions set forth in Article 1.0 of the Executive Agreement of terms used in Articles 6.0 through 6.5 and Articles 7.0 through 7.4 are hereby incorporated into this Settlement Agreement and made a part hereof as if fully set forth herein.

         2. Termination Payment to Martin. Pursuant to the following schedule, ISS shall pay to Martin no later than twenty - one days following the execution of this Settlement Agreement by all parties: the sum of $35,628.57 (which amount includes $8,066.07 in accrued vacation pay) less amounts withheld for federal taxes, Minnesota state taxes and FICA ("Termination Pay"). The amount paid to Martin pursuant to this paragraph will be included on Martin's W-2 for 2002. Said Termination Pay shall be paid by mailing it to Martin at 3852 Tessier Trail, Vadnais Heights 55127. In the event that any payment deadline falls on a weekend or holiday, the deadline shall be extended to the next business day. Payment is effective upon the date of mailing.

         Martin acknowledges (1) the Termination Pay, (2) the mutual termination of the Executive Agreement; and (3) the other terms and conditions of this Settlement Agreement, including, but not limited to, ISS's release of Martin, as adequate and sufficient consideration to support this Settlement Agreement, including, but not limited to, paragraphs numbered 1 and 4 hereof.

         3. Resignation from All Positions. Martin hereby resigns, effective immediately, from any and all positions with ISS, including, but not limited to, his position as Chief Financial Officer of ISS.

         4. Nondisparagement. Margin agrees that he will not engage in any verbal, written or other communications that in any way disparage, defame, libel, slander, malign or otherwise cause harm or potential harm to the reputation or goodwill of ISS, or the officers, directors and employees of the ISS.

         5. Irreparable Harm/Injunctive Relief: The parties to this Settlement Agreement mutually agree that any breach of paragraph 4 of this Settlement Agreement or of Articles 6.0 through 6.5 and Articles 7.0 through 7.4 of the Executive Agreement which, pursuant to paragraph 1 above survive termination of the Executive Agreement, and are incorporated herein and made a part hereof, would result in irreparable harm to ISS, entitling ISS, among other things, to immediate injunctive relief.

         6. Release by ISS. ISS hereby releases any and all claims, causes of actions, obligations or liabilities, solely in connection with the amount of Termination Pay to be paid pursuant to this Settlement Agreement. ISS covenants and agrees that it will not file or pursue any claim or cause of action against Martin in connection with the amount of Termination Pay to be paid pursuant to this Settlement Agreement. If ISS breaches this covenant, it shall pay the attorneys' fees and costs of the party against whom the claim, or cause of action was asserted, related to securing dismissal of said claim or cause, or cause of action.

         7. Release by Martin. Martin, for and on behalf of himself and his heirs, administrators, executors, representatives, agents, successors and assigns hereby releases, acquits and forever discharges ISS, its parents, subsidiaries, related companies, affiliates, and assigns, and their current and former directors, officers, agents, attorneys, employees and representatives, from any and all claims, charges, causes of actions, obligations or liabilities, known and unknown, which arise on or before the effective date of this Settlement Agreement. By way of illustration only, this Release encompasses, but is not limited to: any claim or allegations stemming from the Executive Agreement, Martin's resignations, the Termination Pay, and claims, charges, or causes of action that could be brought under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000(e) et seq., as amended; the Civil Rights Act of 1866, as amended; the Equal Pay Act, as amended; United States Executive Orders 11246 and 11375; The Regulations of the Office of Federal Contract Compliance Programs, as amended; the Rehabilitation Act of 1973, as amended, 29 U.S.C.
Section 701, et. seq.; the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), 29 U.S.C. Section 621 et seq.; the Americans With Disabilities Act, 42 U.S.C. Sections 12101-12213; the Employee Retirement Income Security Act (ERISA), 29 U.S.C. Section 1001, et seq.; the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq.; the National Labor Relations Act, 29 U.S.C. Section 151, et seq., the Worker Adjustment Retraining and Notification Act, 29 U.S.C. Section 2101, et seq., the Minnesota Human Rights Act, Minn. Stat. Section 363.01, et seq.; any and all statutes providing rights and protections of any kind for employees working in the state of Minnesota, and any other federal, state, or local statute, ordinance, regulation or rule, including any attorneys' fees, liquidated damages, punitive damages, and any costs or disbursements that could be awarded in connection with these or any other statutory claims; and claims, charges or causes of action which could be brought based on contract, quasi-contract, implied contract, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, libel, defamation, slander, negligent or intentional infliction of emotional distress, discrimination on any basis prohibited by statute, ordinance or public policy, negligence, interference with business opportunity or with contracts, or unfair insurance practices, and any other cause of action whatsoever, any of which arise on or before the date of the effective date of this Settlement Agreement.

         Martin, for and on behalf of himself and his heirs, administrators, executors, agents, representatives, successors and assigns hereby covenants and agrees that he will not file or otherwise pursue any claim, charge, or cause of action against ISS, its parents, subsidiaries, related companies, affiliates, or assigns, or against ISS's current and former directors, officers, agents, attorneys, employees or representatives which relates to the matters released in this paragraph. If Martin breaches this covenant, Martin shall pay the attorneys' fees and costs of the party against whom the claim, charge or cause of action was asserted, related to securing dismissal of said claim, charge or cause of action.

         8. Assumption of Settlement Agreement Successors and Assignees. ISS's rights and obligations under this Settlement Agreement will inure to the benefit of and be binding upon ISS's successors and assigns. Martin's rights and obligations under this Settlement Agreement will inure to the benefit of and be binding upon his heirs, administrators, executors, successors and assigns.

         9. Acceptance Period: Martin agrees, understands and acknowledges that he may take at least twenty-one (21) days to decide whether to sign this Settlement Agreement. Martin further agrees, understands and acknowledges that changes to this Settlement Agreement will not restart this acceptance period. Martin further represents that if he signs this Settlement Agreement before the expiration of the acceptance period, it is because he has decided that he does not need any additional time to decide whether to sign this Settlement Agreement and that he has signed this Settlement Agreement on the advice of his counsel, if he has elected to retain counsel.

         10. Right to Rescind and/or Revoke: Martin agrees, understands and acknowledges that he has the right to revoke this Settlement Agreement only insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing ISS of his intent to revoke this Settlement Agreement with seven (7) calendar days following his execution of it. Any such rescission must be in writing and hand-delivered to counsel for ISS; or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows: ISS, Attention: Chairman of the Board, 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, MN 55104-3825.

         Martin likewise agrees, understands and acknowledges that he has the right to rescind this Settlement Agreement only insofar as it extends to potential claims under the Minnesota Human Rights Act by providing written notice of rescission to ISS within fifteen (15) calendar days following his or her execution of this Settlement Agreement. Any such rescission must be in writing and hand-delivered to counsel for ISS; or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows: ISS, Attention: Chairman of the Board, 500 Spruce Tree Centre, 1600 University Avenue West,

St. Paul, MN 55104-3825. The Settlement Agreement will be irrevocable after such fifteen (15) day period has elapsed.

         Martin agrees, understands and acknowledges that if he exercises any right of rescission or revocation pursuant to this Paragraph, ISS may at its option either nullify this Settlement Agreement in its entirety or keep it in effect as to all claims not rescinded or revoked in accordance with the rescission or revocation provisions of this Settlement Agreement. In the event ISS opts to nullify the entire Settlement Agreement, neither Martin or ISS will have any rights or obligations whatsoever under this Settlement Agreement, and Martin shall be obligated to return all sums paid, if any, pursuant to this Settlement Agreement.

         11. Oral Modification Not Binding. This instrument is the entire Settlement Agreement of the parties. Oral changes will have no effect. It may be altered only by a written agreement signed by both parties.

         12. Review of Settlement Agreement. The parties to this Settlement Agreement, each affirm and acknowledge that each has read the foregoing Settlement Agreement and that each has either consulted with or had the opportunity to consult with an attorney prior to signing this Settlement Agreement. The parties to this Settlement Agreement further affirm and agree that this Settlement Agreement is written in language understandable to them and that each understands the meaning of the terms of this Settlement Agreement and their effect.

         13. Knowing and Voluntary Settlement Agreement. The parties to this Settlement Agreement acknowledge that each has entered into this Settlement Agreement knowingly and voluntarily; that each has had a reasonable period of time within which to consider this Settlement Agreement; and that each has had the opportunity to retain and be represented by counsel in connection with this Settlement Agreement, whether or not he has elected to retain counsel.

         14. Instrument. The parties agree that this Settlement Agreement may be executed in any number of counterparts, each of which may be deemed an original, and all of which when taken together shall constitute one and the same instrument.

         15. Choice of Forum. The parties agree that any dispute arising over this Settlement Agreement shall be brought exclusively in the appropriate courts in the State of Minnesota.

Dated: April 29, 2002               IMAGE SENSING SYSTEMS, INCORPORATED


                                    By /s/ James Murdakes
                                       ----------------------------------------
                                       Its:  Chief Executive Officer
                                           ------------------------------------


Dated: April 29, 2002               JEFFREY MARTIN


                                    /s/ Jeffrey F. Martin
                                    -------------------------------------------